UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 15, 2005

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

CALIFORNIA	1-31616	22-3059110

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
(Address of principal executive offices, including zip code)

(310) 788-1999
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          On April 15, 2005, International Lease Finance Corporation (the “Company”) entered into a $500 million 180-Day Revolving Credit Agreement (the “Agreement”), among the Company, the Banks named therein and Deutsche Bank AG New York Branch, as Agent. A copy of the Agreement is included in this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

          The Agreement provides that the Company may borrow up to $500 million on a 180-day revolving basis for general corporate purposes. Interest on any borrowed amounts will be based on (i) LIBOR plus 0.40% per annum for revolving loans or plus 1.85% per annum for term loans at the end of the commitment period under the Agreement, (ii) Deutsche Bank AG’s base rate or (iii) the federal funds rate. The Company has agreed to pay a commitment fee equal to 0.08% per annum of the average daily unused amount of the aggregate commitment under the Agreement.

          The Agreement also contains, among others, financial covenants providing for limitations on indebtedness, restricted payments, liens and sale of assets, a fixed charge coverage ratio and minimum consolidated tangible net worth.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Item	Description
10.1	$500,000,000 180-Day Revolving Credit Agreement, dated as of April 15, 2005, among International Lease Finance Corporation, the Banks named therein and Deutsche Bank AG New York Branch, as Agent.

          Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Alan H. Lund

Alan H. Lund
Vice Chairman and
Chief Financial Officer

DATED: April 20, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	$500,000,000 180-Day Revolving Credit Agreement, dated as of April 15, 2005, among International Lease Finance Corporation, the Banks named therein and Deutsche Bank AG New York Branch, as Agent.